Exhibit 10.6

[EXPRESS SCRIPTS HOLDING COMPANY]

PERFORMANCE SHARE AWARD GRANT NOTICE

Notice is hereby given of the following award of Performance Shares (the “Award”) for shares of the common stock, $0.01 par value per share, of Express Scripts Holding Company (the “Common Stock”) pursuant to the following terms and conditions:

• Grantee:

• Grant Date:

• Target Grant:

• Performance Period:

• Performance Criteria:	See Schedule 2 to Exhibit A attached hereto

•    Other Provisions: The Award is granted subject to, and in accordance with, the terms of the Performance Share Award Agreement (the “Award Agreement”) attached hereto as Exhibit A, including Schedules 1 and 2 thereto, and the Express Scripts Holding Company 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”).

This Award is granted under, and governed by, the terms and conditions of this Grant Notice, the Plan and the Award Agreement.

EXPRESS SCRIPTS HOLDING COMPANY

By:

Attachments:

Exhibit A—Performance Share Award Agreement

EXHIBIT A

PERFORMANCE SHARE AWARD AGREEMENT

Express Scripts Holding Company, a Delaware corporation (the “Company”), has granted you (the “Grantee”) an award of performance shares (“Performance Shares”) as set forth on the Performance Share Award Grant Notice (the “Grant Notice”), subject to the terms, conditions, and adjustments set forth in this Award Agreement and Schedules 1 and 2 hereto.

The Award is granted pursuant to the Express Scripts Holding Company 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”), pursuant to which Performance Shares, and other awards, may be granted to employees of the Company or an Affiliate. Except as otherwise specifically set forth herein, all capitalized terms utilized herein (including on Schedules 1 and 2 hereto) shall have the respective meanings ascribed to them in the Plan.

The details of your Award are as follows:

l. Grant of Performance Share Award. Pursuant to action of the Board and/or the Committee, the Company hereby grants to Grantee an Award of Performance Shares with the “Target Grant” as set forth on the Grant Notice.

2. Performance Criteria. After completion of the “Performance Period” as set forth on the Grant Notice, the number of Performance Shares ultimately earned under this Award Agreement will be based on the Company’s performance against certain criteria (the “Performance Criteria”) as set forth on Schedule 2 hereto.

3. Issuance of Common Stock. Each Performance Share earned under this Award Agreement shall entitle Grantee to receive one share of Common Stock, subject to the terms and conditions described herein; except that, fractional shares shall be rounded down to the nearest whole share (subject to any reductions for tax withholding or otherwise to the extent permitted under the Plan, this Award Agreement or any Applicable Employment Agreement (as defined below)). The Company may, in its sole discretion, deliver such shares of Common Stock (i) by issuing Grantee a certificate of Common Stock representing the appropriate number of shares, (ii) through electronic delivery to a brokerage or similar securities-holding account in the name of Grantee, or (iii) through such other commercially reasonable means available for the delivery of securities. Except as provided on Schedule 1 hereto, shares of Common Stock relating to Performance Shares earned under this Award Agreement shall be delivered within ninety (90) days following the end of the Performance Period.

4. Termination and Change in Control Provisions. This Award shall be subject to the termination and Change in Control provisions as set forth on Schedule 1 hereto.

5. Incorporation of the Plan by Reference; Conflicting Terms. The Award of Performance Shares pursuant to this Award Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms and provisions of the Plan shall govern.

6. Non-Transferability of Performance Shares. The Performance Shares may not be transferred in any manner and any purported transfer or assignment shall be null and void. Notwithstanding the foregoing, upon the death of Grantee, Grantee’s Successor shall have the right to receive any shares of Common Stock that may be deliverable hereunder, provided, that, for such purposes, the terms of the Plan and this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.

7. Ownership Rights. The Performance Shares do not represent a current interest in any shares of Common Stock. Grantee shall have no voting or other ownership rights in the Company arising from the Award of Performance Shares under this Award Agreement.

8. Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Should any change be made to the Common Stock by reason of any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments shall be made to the total number and/or class of securities or other property (including cash) subject to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

9. Committee Discretion. This Award has been made pursuant to a determination made by the Board and/or Committee. Notwithstanding anything to the contrary herein, and subject to the limitations of the Plan, the Committee shall have plenary authority to: (i) interpret any provision of this Award Agreement or the Award; (ii) make any determinations necessary or advisable for the administration of this Award Agreement or the Award; (iii) make adjustments as it deems appropriate to the aggregate number and type of securities available under this Award Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (iv) otherwise modify or amend any provision hereof, or otherwise with respect to the Award, in any manner that does not materially and adversely affect any right granted to Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.

10. Tax Withholding. The Company shall withhold from Grantee’s compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the vesting or payment in respect of any Performance Shares under this Award Agreement. The Company shall have the right to require the payment of any such taxes before delivering any shares of Common Stock upon the vesting of any Performance Share. Grantee may elect to have any such withholding obligations satisfied by: (i) delivering cash; (ii) delivering part or all of the withholding payment in previously owned shares of Common Stock; and/or (iii) irrevocably directing the Company to reduce the number of shares that would otherwise be issued to Grantee by that number of whole shares of Common Stock having a fair market value, determined by the Company, in its sole discretion, equal to the amount of tax required to be withheld or other such amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. Absent a specific election to the contrary by Grantee, such withholding obligations shall be satisfied pursuant to the method described in phrase (iii) of the preceding sentence.

11. Clawback Policy. If Grantee is or subsequently becomes a Senior Executive or Chief Accounting Officer of the Company who is subject to the Policy (as hereinafter defined), this Award shall be subject to the Company’s Clawback and Recoupment Policy, or any successor policy, as it may be in effect from time to time, including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), and Grantee specifically acknowledges that such Policy shall apply to previously granted awards and that the Committee shall have discretion regarding application of the Policy to this Award.

12. Electronic Delivery. The Company may choose to deliver certain statutory or regulatory materials relating to the Plan in electronic form, including without limitation securities law disclosure materials. Without limiting the foregoing, by accepting this Award, Grantee hereby agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of any document delivered in electronic form, the Company will provide such paper copies upon written request to the Investor Relations department of the Company.

13. No Right to Continued Employment. Nothing in this Award Agreement shall be deemed to create any limitation or restriction on such rights as the Company or an Affiliate otherwise would have to terminate the employment of Grantee at any time for any reason.

14. Entire Agreement. This Award Agreement, including Schedules 1 and 2 hereto, and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties except to the extent that the performance criteria and/or forfeiture of this Award of Performance Shares is specifically addressed by any employment agreement between the Company or an Affiliate, on the one hand, and Grantee, on the other hand (an “Applicable Employment Agreement”), in which instance the relevant terms of such Applicable Employment Agreement shall be incorporated herein and deemed to be a part of this Award Agreement, and, in the event of any conflict between the terms of this Award Agreement regarding the vesting of the Performance Shares, and the terms of an Applicable Employment Agreement (if any), the terms and provisions of the Applicable Employment Agreement shall govern. In addition, any references in any such Applicable Employment Agreement to the Prior Plans shall also be deemed to refer to the Plan as appropriate.

15. Governing Law. To the extent federal law does not otherwise control, this Award Agreement shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws.

16. Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan, this Award Agreement or any Applicable Employment Agreement to the contrary, no payment or distribution under this Award Agreement that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of Grantee’s termination of employment or service with the Company shall be made to Grantee until such termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan, this Award Agreement or any Applicable Employment Agreement to the contrary, and to the extent necessary to avoid the imposition of taxes under section 409A of the Code, (a) if Grantee is a specified employee within the meaning of section 409A of the Code, Grantee shall not be entitled to any payments upon a termination of employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of Grantee’s separation from service or (ii) the date of death; and (b) no Change in Control shall be deemed to have occurred hereunder unless such Change in Control constitutes a change in control event for purposes of section 409A of the Code. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 16 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to Grantee in a lump sum as soon as practicable, but in no event later than ninety (90) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan, this Award Agreement or any Applicable Employment Agreement to the contrary, in no event shall the Company or any Affiliate be liable to Grantee on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

SCHEDULE 1

TERMINATION AND CHANGE IN CONTROL PROVISIONS UNDER THE

PERFORMANCE SHARE AGREEMENT

I. Termination of Employment

(A) Generally. Except as specifically set forth herein, or in an Applicable Employment Agreement, this Award Agreement shall terminate and be of no further force or effect as of the date of the termination of Grantee’s employment by the Company or any Affiliate.

(B) Death, Disability or Retirement. Subject to the terms of an Applicable Employment Agreement (if any), in the case of Grantee’s termination of employment on account of death, Disability or Retirement (as defined below), Grantee shall vest in a number of Performance Shares to the extent that the Performance Criteria are ultimately achieved, and any payment shall be pro-rated, based on completed months, for the portion of the Performance Period during which Grantee was employed by the Company or any Affiliate. The Company shall issue and deliver to Grantee shares of Common Stock in accordance with Section 3 of the Award Agreement. For purposes of this Award Agreement, the term “Retirement” means a termination of employment after the attainment of age 60 and five (5) years of continuous service with the Company or any of its Affiliates.

(C) Termination by Grantee or by the Company for Cause. Subject to the terms of an Applicable Employment Agreement (if any), in the case of Grantee’s termination of employment by the Grantee for any reason or by the Company or an Affiliate for Cause, all Performance Shares shall be forfeited without payment therefor.

(D) Termination by the Company Other than for Cause. Subject to the terms of an Applicable Employment Agreement (if any), in the case of Grantee’s termination of employment by the Company or an Affiliate other than for Cause, Grantee shall vest in a number of Performance Shares equal to the lesser of (i) the number of Performance Shares to the extent that the Performance Criteria are ultimately achieved, or (ii) the number of Performance Shares which would have vested and been paid based on an assumed Performance Period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated, based on completed months, for the portion of the Performance Period during which Grantee was employed by the Company or any Affiliate. The Company shall issue and deliver to Grantee shares of Common Stock in accordance with Section 3 of the Award Agreement.

II. Change in Control

(A) Upon a Change in Control prior to the date on which the Performance Period ends, the following shall occur:

(i) if Grantee is employed by the Company or any Affiliate on the date of such Change in Control, Grantee shall receive in cash the value of one share of Common Stock on the last trading day before the Change in Control Date multiplied by the greater of the following: (a) the Target Grant or (b) the portion of the Performance Shares which would have vested and been paid based on an assumed Performance Period ending as of the day immediately preceding the Change in Control Date, in either case without pro-ration. As soon as practicable, but in no event later than ten (10) days, following the Change in Control, the Company or its successor shall deliver to Grantee (or, if applicable, Grantee’s estate) the cash payment as calculated pursuant to the preceding sentence.

(ii) if Grantee’s employment had terminated on account of death, Disability or Retirement prior to the Change in Control, Grantee shall receive in cash the value of one share of Common Stock on the last trading day before the Change in Control Date multiplied by the Target Grant, without pro-ration. As soon as practicable, but in no event later than ten (10) days, following the Change in Control, the Company or its successor shall deliver to Grantee the cash payment as calculated pursuant to the preceding sentence.

(iii) if Grantee’s employment had been terminated by the Company or an Affiliate other than for Cause prior to the Change in Control, Grantee shall receive in cash the value of one share of Common Stock on the last trading day before the Change in Control Date multiplied by the lesser of the following: (a) the Target Grant or (b) the portion of the Performance Shares which would have vested and been paid based on an assumed Performance Period ending as of the most recently completed fiscal quarter prior to termination, in either case pro-rated for the portion of the Performance Period during which Grantee was employed by the Company or any Affiliate. As soon as practicable, but in no event later than ten (10) days, following the Change in Control, the Company shall deliver to Grantee the cash payment as calculated pursuant to the preceding sentence.

(B) Performance Shares Not Assumed. Notwithstanding anything herein to the contrary and subject to Section 16 of this Award Agreement, the Committee may provide for such other treatment of the Performance Shares as the Committee may determine in its sole discretion with respect to any Performance Shares that are not assumed or are cancelled in connection with a Change in Control.